Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Thoratec Corporation on Form S-3 of our reports dated March 12, 2004 (which reports express unqualified opinions and refer to the adoption of a new accounting principle in 2002) appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended January 3, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
August 16, 2004